UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012 (June 3, 2012)

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2012, Universal Health Services, Inc., a corporation organized under the Laws of Delaware (“UHS”), Lola Transaction Corporation, a corporation organized under the Laws of Delaware and a wholly-owned subsidiary of UHS, Ascend Health Corporation, a corporation organized under the Laws of Delaware (“Ascend”), and the Stockholders’ Representatives, solely in their capacity as the Stockholders’ representatives, entered into an Agreement and Plan of Merger (the “Plan of Merger”).

The Plan of Merger provides that, upon the terms and subject to the conditions set forth in the Plan of Merger, UHS will acquire 100% ownership of Ascend in exchange for an aggregate merger consideration equal to $500 million in cash, subject to certain adjustments (the “Merger Consideration”), with Ascend becoming a wholly owned subsidiary of UHS (the “Merger”). A portion of the Merger Consideration will be placed in a third party escrow until September 3, 2013 as security for the indemnification obligations of Ascend equityholders under the Plan of Merger.

Consummation of the Merger is subject to customary conditions, including Ascend stockholder approval (which has already been obtained), the absence of legal restraints and the receipt of requisite antitrust approval. Each party’s obligation to consummate the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain exceptions) and the performance in all material respects of the other party’s material agreements under the Plan of Merger. Consummation of the Merger is not subject to a financing condition.

The Plan of Merger requires each party to use reasonable best efforts to consummate the Merger, and UHS is required to take all actions necessary to obtain antitrust approval.

The Plan of Merger contains certain termination rights for both UHS, on the one hand, and Ascend, on the other hand. The Plan of Merger provides that, should the closing of the Merger not occur by certain specified dates, UHS would be required to pay Ascend a fee on each specified date in ascending amounts.

The foregoing summary of the Plan of Merger, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan of Merger, which is attached as Exhibit 2.1 and incorporated herein by reference.

The Plan of Merger has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about UHS or Ascend. The representations, warranties and covenants contained in the Plan of Merger were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Plan of Merger, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Plan of Merger instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of UHS or Ascend. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Plan of Merger, which subsequent information may or may not be fully reflected in UHS’s public disclosures.

Item 8.01	Other Events

On June 4, 2012, Universal Health Services, Inc. (“UHS”) issued a press release announcing that it had reached a definitive agreement whereby UHS will acquire Ascend Health Corporation (“Ascend”) for $500 million in cash. Including the assumption of $17 million of Ascend’s net debt, the total transaction consideration is approximately $517 million. This transaction, which is subject to customary closing conditions, including regulatory approvals and clearance under the Hart-Scott-Rodino Act, is expected to be finalized during the fourth quarter of 2012.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of June 3, 2012 by and among Universal Health Services, Inc., Lola Transaction Corporation, Ascend Health Corporation and Stockholders’ Representatives

99.1	Press Release issued by Universal Health Services, Inc., dated June 4, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: June 6, 2012	By:	/s/ Steve Filton
		Name:	Steve Filton
		Title:	Senior Vice President and Chief Financial Officer

Index to Exhibit

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of June 3, 2012 by and among Universal Health Services, Inc., Lola Transaction Corporation, Ascend Health Corporation and the Stockholders’ Representatives

99.1	Press Release issued by Universal Health Services, Inc., dated June 4, 2012